Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, the undersigned agree to the joint filing of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Ordinary Shares, par value $0.0001 per share, of Concord Medical Services Holdings Limited and further agree to the filing of this agreement as an Exhibit thereto.  In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G.

CAGP Ltd.

By: /s/ Curtis L. Buser
Name: Curtis L. Buser
Title:   Director

CAGP General Partner, L.P.

By: /s/ Curtis L. Buser
Name: Curtis L. Buser
Title:   Director

Carlyle Asia Growth Partners III, L.P.

By: /s/ Curtis L. Buser
Name: Curtis L. Buser
Title:   Director

CAGP III Co-Investment, L.P.

By: /s/ Curtis L. Buser
Name: Curtis L. Buser
Title:   Director